Exhibit 99.3

CONSENT OF FROST & SULLIVAN LIMITED

August 17, 2023

Jyong Biotech Ltd.

c/o 23F, No. 95, Section 1, Xintai 5th Road,
Xizhi District, New Taipei City,
Taiwan, 221 R.O.C.

Ladies and Gentlemen:

Frost & Sullivan Limited hereby consents to references to its name in the registration statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) in relation to the initial public offering of Jayud Global Logistics Limited (the “Company”) filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and any other future filings with the SEC, including filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”).

Frost & Sullivan Limited further consents to inclusion of information, data and statements from the report entitled “Independent Market Research on Global Benign Prostatic Hyperplasia Drugs Market” (the “Report”) in the Company’s Registration Statement and SEC Filings, and citation of the Report in the Company’s Registration Statement and SEC Filings.

Frost & Sullivan Limited also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

Yours sincerely,

/s/ Frost & Sullivan Limited
Frost & Sullivan Limited